Exhibit 3.30

13. JAN. 2021

Articles of Incorporation

of

Noble Leasing (Switzerland) GmbH

(Noble Leasing (Switzerland) Sàrl)

(Noble Leasing (Switzerland) LLC)

with registered office in Baar

I.	General Provisions

Article 1:	Corporate Name, Registered Office, Duration

Under the corporate name

Noble Leasing (Switzerland) GmbH

(Noble Leasing (Switzerland) Sàrl)

(Noble Leasing (Switzerland) LLC)

a limited liability company (the “Company”) exists pursuant to art. 772 et seq. of the Swiss Code of Obligations (“CO”), with its registered office in Baar. The duration of the Company is unlimited.

Article 2:	Purpose

The purpose of the Company is to build, acquire, sell, charter, operate, manage drilling ships, rigs, and vessels and to invest therein, as well as to provide all services in relation thereto.

The Company may in the interest of the group or of individual group companies (incl. its direct or indirect parent companies as well as their or its direct or indirect subsidiaries) enter into agreements and, in particular, grant loans or other financings to such group companies and provide securities of all sorts for their obligations, including by means of rights of pledge over or transfers for security purposes and assignments for security purposes of assets of the Company or by means of guarantees of any kind, whether for consideration or not.

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The Company may set up branch offices and subsidiaries in Switzerland and abroad and may acquire, hold, sell or finance any kind of company. The Company may acquire, hold and sell real estate. The Company may engage in any kind of commercial activity that is directly or indirectly related to its purpose and take any measures which seem appropriate to promote the purpose of the Company, or which are connected with this purpose.

II.	Capital and Quotas

Article 3:	Company Capital

The capital of the Company amounts to CHF 1’000’000. It is divided into 1 quota of CHF 1’000’000.

The Company cannot issue non-voting quotas.

Article 4:	Quota Register

The managing officers maintain a quota register.

The following are to be entered in the quota register:

a)	quotaholders, with names and addresses;

b)	number, nominal value and, if applicable, category of the quotas of each quotaholder;

c)	usufructuaries, with names and addresses;

d)	secured creditors, with names and addresses.

Quotaholders provide to the managing officers for entry in the quota register details of any changes to the information held.

Quotaholders have a right of access to the quota register.

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Article 5:	Assignment

The assignment of quotas as well as the obligation to assign are required to be in writing.

The assignment of quotas does not require the approval of the quotaholders’ meeting.

Article 6:	Right of Lien

The creation of a lien over any quotas does not require the approval of the quotaholders’ meeting.

III.	Quotaholders’ Meeting

Article 7:	Ordinary and Extraordinary Quotaholders’ Meetings

The ordinary quotaholders’ meeting shall be held annually within six months after the close of the business year. Extraordinary quotaholders’ meetings are convened as necessary.

The quotaholders’ meeting shall be convened by the managing officers and, if need be, by the auditor. The liquidators shall also be entitled to convene a quotaholders’ meeting.

One or more quotaholders, representing at least 10% of the company capital may request that a quotaholders’ meeting be held. Such request must be in writing, setting forth the items to be discussed and the proposals to be decided upon.

Notice of the quotaholders’ meeting must be given at least ten days prior to the meeting by post, telefax or e-mail. The notice shall state the agenda of the meeting as well as the proposals of the managing officers and possible proposals of the quotaholders.

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Article 8:	Powers of the Quotaholders’ Meeting

According to art. 804 para. 2 CO, the quotaholders’ meeting has the following non-transferable powers:

a)	amendment of the articles of incorporation;

b)	election and removal of the managing officers;

c)	election and removal of the auditor and the group auditor (if any);

d)	approval of the management report and the consolidated statements of account, if any;

e)	approval of the financial statements and resolution on the use of the balance sheet profit, in particular, on the declaration of dividends and of profit sharing by the managing officers;

f)	determination of the managing officers’ remuneration;

g)	release of the managing officers from their liability;

h)	authorization of the managing officers for the Company to acquire its own quotas or to consent to such an acquisition;

i)	resolution on a court application to exclude a quotaholder for important reasons;

j)	dissolution of the Company;

k)	passing of resolutions on further matters which are reserved to the quotaholders’ meeting by law or under the articles of incorporation.

Article 9:	Representation

Each quotaholder may personally represent his or her quotas at the quotaholders’ meeting, or be represented by another person. Any representative shall be authorized by a written proxy.

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Article 10:	Voting Rights

The voting rights of the quotaholders shall be determined according to the total nominal value of all quotas held by them. Each quotaholder has at least one vote.

Article 11:	Resolutions

Subject to mandatory statutory provisions or deviating provisions of these articles of incorporation, resolutions of the quotaholders’ meeting shall be adopted and elections decided by the absolute majority of the represented votes.

The chairperson of the quotaholders’ meeting has no casting vote.

Article 12:	Important Resolutions

A resolution of the quotaholders’ meeting adopted by at least two thirds of the represented votes and an absolute majority of the entire company capital, containing an exercisable voting right, is required for:

a)	a change of purpose of the Company;

b)	the introduction of quotas with privileged voting rights;

c)	the restriction, exclusion or facilitation of the transferability of quotas;

d)	an increase of the company capital;

e)	the limitation or withdrawal of subscription rights;

f)	the approval of activities of the managing officers and quotaholders which violate the duty of loyalty or the prohibition of competition;

g)	a court application to exclude a quotaholder for important reasons;

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h)	the exclusion of a quotaholder for reasons provided in the articles of incorporation;

i)	the change of the registered office of the Company;

j)	the dissolution of the Company.

Article 13:	Passing Resolutions under Eased Requirements

All quotaholders may, if no objection is raised, hold a quotaholders’ meeting without observing the prescribed formalities for the convening of the quotaholders’ meeting. All matters falling within the competence of the quotaholders’ meeting may be validly discussed and resolutions passed as long as all quotaholders are present or represented.

Instead of voting in a meeting, resolutions may also be adopted by way of a written vote, as long as no quotaholder requests an oral discussion.

IV.	Management and Representation

Article 14:	Election, Organization

The managing officers of the Company consist of one or several members who are elected by the quotaholders’ meeting for a term of office of one year. A re-election is permitted.

The managing officers are responsible for their own organization including the chairperson. They may enact organization by-laws.

The chairperson has no casting vote.

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Article 15: Minutes, Circular Resolutions

Minutes shall be kept of the, deliberations and resolutions of the managing officers.

Resolutions may also be passed in writing if no managing officer requests that the resolution be discussed in a meeting.

Article 16: Duties

The managing officers attend to all matters which are not - by law, under the articles of incorporation, or under by-laws - delegated to another corporate body of the Company.

The managing officers have the following non-transferable and inalienable duties:

a)	to ultimately manage the Company and issue the necessary directives;

b)	to regulate the organization in line with the law and the articles of incorporation;

c)	to structure the accounting system, the financial control and the financial planning, insofar as this is required for the management of the Company;

d)	to supervise persons entrusted with parts of the management, in particular with respect to compliance with the law, the articles of incorporation, the by-laws and directives;

e)	to prepare the business report;

f)	to prepare for the quotaholders’ meeting and implement its resolutions;

g)	to inform the court in the event of over-indebtedness.

The chairperson of the managing officers, or the sole managing officer, as the case may be, is responsible for:

a)	the convening and chairing of quotaholders’ meetings;

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b)	notifications to the quotaholders;

c)	securing the filing of the required applications with the commercial register.

Article 17:	Representation

The managing officers represent the Company in accordance with the statutory provisions and the articles of incorporation. Details may be set forth by the managing officers in organization by-laws.

The managing officers may appoint managers, authorized representatives and officers and are responsible for the granting of signing authorities (including the signing authority of the managing officers).

V.	Auditor

Article 18:	Election, Requirements

The quotaholders’ meeting elects an auditor. It may dispense with the election of an auditor, if:

a)	the Company is not obliged to undertake an ordinary audit;

b)	all quotaholders agree; and

c)	the Company has no more than ten full-time positions on annual average.

The dispensation is also valid for subsequent years. Each quotaholder, however, has the right to request, at least ten days prior to the quotaholders’ meeting, the carrying out of a limited audit and the election of an appropriate auditor. In this case, the quotaholders’ meeting may not pass any resolution on the approval of the financial statements and the use of the balance sheet profits, in particular the determination of dividends, until the auditor’s report becomes available.

One or several individuals or corporate bodies or partnerships may be elected as auditor.

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The auditor must have its residence, or its registered office or a registered branch in Switzerland. If the Company has several auditors, at least one auditor must fulfill this requirement.

The auditor is elected for one business year. Its term of office terminates with the approval of the last financial statements. A re-election is possible. A dismissal is possible at anytime and without prior notice.

Article 19:	Powers and Duties

If appointed, the auditor has the statutory powers and duties of an auditor of a Swiss share corporation.

VI.	Miscellaneous

Article 20:	Business Year, Financial Statements, Distribution of Profits

The business year shall be determined by the managing officers.

The financial statements, consisting of the profit and loss statement, the balance sheet and the annex, shall be drawn up in accordance with the provisions of the Swiss Code of Obligations.

Article 21:	Announcements, Communications

Communications to the quotaholders take place in writing, by letter, e-mail or telefax. Official notifications of the Company are published in the Swiss Official Journal of Commerce.

Article 22:	Original Text Binding

The authoritative text of these articles of incorporation is the German text.

Zurich, December 30, 2020

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V.	Auditor		8

	Article 18:	Election, Requirements	8

	Article 19:	Powers and Duties	9

VI.	Miscellaneous		9

	Article 20:	Business Year, Financial Statements, Distribution of Profits	9

	Article 21:	Announcements, Communications	9

	Article 22:	Original Text Binding	9